Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 105 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated May 21, 2013 on the financial statements and financial highlights of DWS Alternative Asset Allocation Fund, a series of DWS Market Trust, included in the Fund’s Annual Report for the fiscal year ended March 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 26, 2013